Exhibit 10.1

NEOPHARM, INC.

Term Sheet

for

Ronald E. Pauli

Position	Executive Vice President, Chief Financial Officer* and Secretary*

Term	Employment at will.

Base Salary	$240,000 per year (“Base Salary”)

Sign-On Bonus	$50,000

Annual Bonus	Eligibility for:

• Target Bonus up to a maximum of 30% of Base Salary upon attaining agreed upon Milestones.

• Overachievement Bonus (in lieu of Target Bonus) up to a maximum of 50% of Base Salary.

Stock Options

Options to acquire 75,000 shares of common stock at the fair market value on the date of grant, with vesting in four equal installments on each of the first four anniversaries of the date of grant, or upon a change of control as defined in the 2006 Equity Incentive Plan (a “Change of Control”).

Benefits	•	4 weeks vacation

	•	$500/month car allowance

	•	Participation in 401(k) Plan

	•	Life and Health insurance under current Company policies

	•	Disability coverage on same basis as currently provided to Company’s senior officers

	•	All other standard benefits

Severance Benefits

Upon termination of employment by the Company, without cause, at any time after the six (6) month anniversary of hire, or within twelve (12) months after a Change of Control, Base Salary will be continued for six (6) months.

Restrictive Covenants	Employee agrees to execute the Company’s standard employee Confidentiality and Non-Compete Agreement.

Acknowledged and agreed to

This 4th day of August, 2006

/s/Ronald E. Pauli

Ronald E. Pauli

*Upon resignation of current CFO and Secretary becoming effective